UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 8, 2017

Gilead Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19731	94-3047598
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

333 Lakeside Drive, Foster City, California	94404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 574-3000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.       Entry into a Material Definitive Agreement.

On September 8, 2017 (the “Effective Date”), Gilead Sciences, Inc., a Delaware corporation (the “Company”), entered into a $6.0 billion Term Loan Facility Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), certain other lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners, and Wells Fargo Bank, National Association, as Syndication Agent. The proceeds of the loans under the Credit Agreement will be used to finance a portion of the acquisition of Kite Pharma, Inc., a Delaware corporation (“Kite”), pursuant to the Agreement and Plan of Merger, dated August 27, 2017, among Kite, the Company and Dodgers Merger Sub, Inc., a Delaware corporation, on the closing date (the “Closing Date”), as well as to pay fees and expenses of the Company in connection with the transactions contemplated by the Credit Agreement.

The Credit Agreement provides for (a) a $1.0 billion senior unsecured term loan facility with a maturity of 364 days after the Closing Date (the “364-Day Term Facility”), (b) a $2.5 billion senior unsecured term loan facility with a maturity of three years after the Closing Date (the “Three-Year Term Facility”) and (c) a $2.5 billion senior unsecured term loan facility with a maturity of five years after the Closing Date (the “Five-Year Term Facility”, and together with the 364-Day Term Facility and the Three-Year Term Facility, the “Facilities”). The Company did not borrow under any of the Facilities on the Effective Date. Loans under the Credit Agreement will bear interest at either (i) the Eurodollar Rate plus the Applicable Margin or (ii) the Base Rate plus the Applicable Margin, as defined in the Credit Agreement.

All payments of principal and interest with respect to the Facilities will be due and payable as specified in the Credit Agreement. The 364-Day Term Facility and Three-Year Term Facility have no interim amortization and all amounts outstanding thereunder will be due and payable at maturity. The Five-Year Term Facility will have no scheduled amortization for the first two years following the Closing Date and thereafter, the outstanding principal amount of the Five-Year Term Facility will be payable in quarterly amounts equal to 2.5% of the initial principal amount of the Five-Year Term Facility on each fiscal quarter end date after the second anniversary of the Closing Date, with any remaining balance due and payable at maturity. The Company may reduce the commitments under any Facility and may terminate or permanently prepay loans under any Facility in whole or in part at any time, without premium or penalty, upon notice to the Administrative Agent and subject to the conditions specified in the Credit Agreement. Amounts repaid under the Credit Agreement cannot be reborrowed.

The Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default.

The foregoing description of the Credit Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

See the disclosure in Item 1.01 above which is incorporated by reference herein.

Item 9.01.     Financial Statements and Exhibits.

(d)          Exhibits

10.1

Term Loan Facility Credit Agreement, dated as of September 8, 2017, among Gilead Sciences, Inc., Bank of America, N.A., as Administrative Agent, certain other lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners, and Wells Fargo Bank, National Association, as Syndication Agent.

EXHIBIT INDEX

Exhibit No.	Description
10.1

Term Loan Facility Credit Agreement, dated as of September 8, 2017, among Gilead Sciences, Inc., Bank of America, N.A., as Administrative Agent, certain other lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners, and Wells Fargo Bank, National Association, as Syndication Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GILEAD SCIENCES, INC.

Dated: September 13, 2017	By:	/s/ Brett A. Pletcher
Name: Brett A. Pletcher
Title: Executive Vice President and General Counsel